SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): March 27, 2014

TIANLI AGRITECH, INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-34799	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite K, 12th Floor, Building A, Jiangjing Mansion
228 Yanjiang Ave., Jiangan District, Wuhan City
Hubei Province, China 430010
(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 27 8274 0726

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2014, Ms. Hanying Li resigned as our Chairperson and CEO for health-related reasons. Ms. Li will continue to serve as a director.

On March 28, 2014, our Board of Directors appointed Mr. Ping Wang as Chairman, CEO and a director.

Mr. Wang , age 50,  has served as Chairman of Aoxin Holdings Co., Ltd., a leading industrial park developer and operator headquartered in Beijing, since July 2012. From January 2009 to June, 2012, Mr. Wang was the chairman of Hubei Aoxin Sci-Tech Group; From January 2002 to December, 2008, Mr. Wang was the chairman of Wuhan Aoxin Investment Guarantee Co., Ltd. Mr. Wang holds a Master’s degree in Finance from Wuhan University of China.

 Mr. Wang owns 3 million of our common shares which he purchased in a private placement  consummated on March 26, 2014, representing approximately 17.68 % of our outstanding common shares.

Item 7.01 Regulation FD Disclosure.

On March 31, 2014, we issued a press release announcing  the resignation of Ms. Hanying Li as Chairperson and CEO and the appointment of Mr. Ping Wang as Chairman, CEO and a director. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1   Press release issued by Tianli Agritech, Inc. on March 31, 2014  announcing  the resignation of Ms. Hanying Li as Chairperson and CEO and the appointment of Mr. Ping Wang as Chairman, CEO and a director.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIANLI AGRITECH, INC.

By:	/s/ Ping Wang
Ping Wang
Chief Executive Officer

Dated: March 31, 2014